Exhibit 99.1
SERA PROGNOSTICS REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS
Salt Lake City – November 9, 2022 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter ended September 30, 2022.
Recent Highlights:
•Focus on integrated healthcare systems beginning to show success with the signing on of Banner Health, an innovative leader in healthcare models, for its University Family Care/ AHCCCS Complete Care members covered under a Medicaid plan and serving more than 300,000 members. Revenue from these types of integrated healthcare systems could contribute as soon as Q4 2022 and is anticipated to be more meaningful in 2023 and later as more widespread adoption of PreTRM testing occurs.
•Announced that Sonrava Health, a national family of health and wellness companies, including Western Dental; and Cerebrae, an innovator in pricing and measuring the financial value of care, are collaborating to provide Sera’s PreTRM® Test to members of Sonrava Health’s employer-sponsored health insurance program. Under a unique platform that leverages actuarial and data science to accurately forecast financial risk and monitor a healthcare solution’s performance, Cerebrae’s rigorous, third-party analysis supported the inclusion of the PreTRM® Test into a Sonrava Health maternity benefits plan.
•Executed additional contracts with several new self-insured employer plans to incorporate PreTRM® testing as an advanced pregnancy benefit.
•Completed the rigorous clinical utility health economic analysis illustrating the impact of Sera’s test-and-treat strategy and its specific benefits in underserved racial and ethnic populations, with data under scientific review prior to publication.
•Continued progress in building out pipeline, with expected public release of validation of preeclampsia risk prediction for blood drawn at same time as PreTRM® test anticipated by year-end 2022.
•PRIME study enrollment of patients from 15 centers continuing to enable expected interim look analysis to occur in 2023.
•Additional clinical utility data anticipated to be made public as analyses are completed during 2023.

“We are pleased to see our PreTRM® Test being supported as a fundamental piece in addressing preterm risk in early adopter institutions that see the clinical utility and cost savings, as a result of enabling more proactive care for their insured pregnant members,” said Gregory C. Critchfield, MD, MS, Chairman and CEO of Sera Prognostics. “As we head into the end of our fiscal year, we look forward to seeing greater adoption and continued traction that we believe will create a more significant impact on our top-line results in 2023 and beyond.”
Third Quarter 2022 Financial Results
Third quarter 2022 revenue of $87,000 compared to $23,000 for the same period of 2021.
Total operating expenses were $11.3 million, up from $9.5 million for the third quarter of 2021.
Research and development expenses for the third quarter of 2022 were $4.2 million compared to $2.7 million for the third quarter of 2021 due primarily to increased laboratory operations and clinical study costs.
Selling, general and administrative expenses for the third quarter of 2022 were $7.0 million, up slightly from $6.7 million for the year-ago period due primarily to increased headcount as the company has scaled its commercial operations and general corporate infrastructure, as well as increased costs related to operating as a public company since our initial public offering in July 2021. Selling, general and administrative expenses significantly decreased to $7.0 million from $8.5 million in the second quarter of 2022 due to steps we took to streamline our sales force during the quarter and focus our commercial strategy on early adopter customer systems in response to market dynamics.
Net loss for the third quarter of 2022 was $10.7 million compared to $9.9 million for the same quarter a year ago.
As of September 30, 2022, the Company had cash, cash equivalents, and available-for-sale securities of approximately $111.2 million.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2022 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (866) 218-2405
International callers: (412) 902-6607
Webcast Registration Link: https://app.webinar.net/7Ar0VJnVML5
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to deliver early, pivotal information in pregnancy to physicians, enabling them to improve the health of their patients, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is located in Salt Lake City, Utah.
About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2021 March of Dimes Report Card shows that more than one in ten infants is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test enables physicians to identify, during the 18th or 20th week of pregnancy, which women are at increased risk for preterm birth, driving more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to revenue from integrated healthcare systems contributing as soon as Q4 2022 and anticipated to be more meaningful in 2023 and later as more widespread adoption of PreTRM testing occurs; data under scientific review, prior to publication, of rigorous clinical utility health economic analysis illustrating the impact of Sera's test-and-treat strategy and its specific benefits in underserved racial and ethnic populations; additional clinical utility data anticipated to be made public as analyses are completed during 2023; expected public release of validation of preeclampsia risk prediction by year-end 2022; PRIME enrollment already continuing to enable expected interim look analysis to occur in 2023; PreTRM® test adoption and continued traction creating a more significant impact on top-line results in 2023; the Company’s strategy, future operations, prospects, plans, objectives of management; the Company’s planned conference call and live webcast to discuss the quarter’s operational highlights, financial results and key topics; availability of audio of the webcast online from the Investors page of the Company’s website; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the ongoing COVID-19 pandemic and its impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K filed with the SEC from time to time. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

Media Contact
Erich Sandoval, Lazar FINN
Erich.sandoval@finnpartners.com
+1 (917) 497-2867

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$87	$23	$203	$56
Operating expenses:
Cost of revenue	58	10	134	23
Research and development	4,176	2,724	10,759	7,944
Selling and marketing	2,967	2,690	11,644	5,780
General and administrative	4,074	4,041	12,900	9,157
Total operating expenses	11,275	9,465	35,437	22,904
Loss from operations	(11,188)	(9,442)	(35,234)	(22,848)
Interest expense	(21)	(439)	(43)	(744)
Other income, net	497	22	837	1,067
Net loss	$(10,712)	$(9,859)	$(34,440)	$(22,525)
Net loss per share, basic and diluted	$(0.35)	$(0.39)	$(1.11)	$(2.32)
Weighted-average shares of common stock outstanding, basic and diluted	31,005,978	25,085,013	30,918,473	9,707,254

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$38,810	$58,932
Marketable securities	49,968	46,183
Accounts receivable	107	27
Other receivables	—	3,116
Prepaid expenses and other current assets	1,954	1,993
Total current assets	90,839	110,251
Property and equipment, net	3,107	1,773
Long-term marketable securities	22,378	34,848
Other assets	237	157
Total assets	$116,561	$147,029
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,088	$1,197
Accrued and other current liabilities	4,016	3,885
Deferred rent, current portion	—	139
Finance lease obligation, current portion	472	74
Deferred revenue	3,091	3,116
Total current liabilities	8,667	8,411
Finance lease obligation, net of current portion	735	54
Total liabilities	9,402	8,465
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	309,233	305,212
Accumulated other comprehensive loss	(1,169)	(183)
Accumulated deficit	(200,908)	(166,468)
Total stockholders' equity	107,159	138,564
Total liabilities and stockholders' equity	$116,561	$147,029